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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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1. Name and Address of Reporting Person    2. Date of Event Requiring    4. Issuer Name and Ticker or
   Apollo Investment Fund III, L.P.               Statement                     Trading Symbol
------------------------------------          (Month/Day/Year)              DOMINICK'S SUPERMARKETS, INC.       DFF
    (Last)     (First)     (Middle)             10/28/96                 ----------------------------------------------------------
     c/o Apollo Advisors II, L.P.          ----------------------------  5. Relationship of Reporting        6. If Amendment, Date
     Two Manhattanville Road               3. IRS or Social Security          Person to Issuer                  of Original
------------------------------------          Number of Reporting           (Check all applicable)              (Month/Day/Year)
            (Street)                          Person (Voluntary)               Director    X   10% Owner
                                                                         -----            ----
    Purchase,    New York     10577        ----------------------------  ----- Officer    ----  Other (specify
------------------------------------                                     (give title below)             below)
     (City)      (State)      (Zip)                                            ---------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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  Common Stock(1) (3) (5)                       1,699,979(1) (3) (5)             D(1) (3) (5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Class B Common Stock(2) (4)  (5)  Immed      N/A        Common Stock     1,227,611(2)     1 for 1         D
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Explanation of Responses:

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1.      Includes 92,936 shares of Common Stock of Dominick's Supermarkets, Inc.         APOLLO INVESTMENT FUND III, L.P.
(the "Issuer") owned by Apollo Overseas Partners III, L.P. ("Overseas III") and
57,571 shares of Common Stock owned by Apollo (U.K.) Partners III, L.P. ("UK            By: Apollo Advisors II, L.P., its General
III"). Apollo Advisors II, L.P. is the general partner of the Reporting Person,             Partner
Overseas III and UK III. The Reporting Person disclaims beneficial ownership of         By: Apollo Capital Management II, Inc.,
all securities owned by Overseas III and UK III, and this report shall not be               its General Partner
deemed an admission that the Reporting Person is the beneficial owner of such           By: /s/ Michael D. Weiner/Vice President
securities for purposes of Section 16 or for any other purpose.                         ----------------------------------------
                                                                                        Signature Line for
2.      Includes 67,100 shares of Class B Common Stock of the Issuer owned by             Apollo Investment Fund III, L.P.
Overseas III and 41,571 shares of Class B Common Stock owned by UK III. The
Reporting Person disclaims beneficial ownership of all securities owned by              10/28/96
Overseas III and UK III, and this report shall not be deemed an admission that          ---------
the Reporting Person is the beneficial owner of such securities for purposes of           Date
Section 16 or for any other purpose.

3.      The Reporting Person's beneficial ownership excludes 1,699,979 shares of Common Stock owned by Apollo Investment Fund, L.P.
("AIF"). The general partner of the Reporting Person and the general partner of AIF are affiliated entities.

4.      The Reporting Person's beneficial ownership excludes 1,227,612 shares of Class B Common Stock owned by AIF.

5.      The Riporting person disclaims beneficial ownership of all secutities owned by AIF,  and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section 16 of for any other purpose.
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